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                                                               Exhibit (a)(1)(J)

                     Filed by Independence Holding Company
     Pursuant to Section 14(d)/13(e) of the Securities Exchange Act of 1934
                      Filer: Independence Holding Company
                 Subject Company: Independence Holding Company

                             FOR IMMEDIATE RELEASE

FOR: Independence Holding Company
96 Cummings Point Road
Stamford, Connecticut 06902
(NASDAQ-INHO: "IHC")

CONTACT: Teresa A. Herbert
Chief Financial Officer, IHC
(203) 358-8000

            IHC ANNOUNCES COMMENCEMENT OF "MODIFIED DUTCH AUCTION"

Stamford, Connecticut, July 26, 2001. Independence Holding Company ("IHC") (NASDAQ: INHO) announced today that it has commenced a "Modified Dutch Auction" tender offer for 100,000 shares. The Company reserves the option to purchase up to an additional 100,000 shares.

Under terms of the offer, IHC has invited shareholders to tender their shares to the Company at prices specified by the tendering shareholders not in excess of $16.75 nor less than $15.00 per share, in $0.25 increments.

IHC will select the lowest single per share purchase price that will allow it to buy 100,000 shares or up to an additional 100,000 shares at the Company's option. If a lesser number of shares is properly tendered, the Company will purchase all shares that are properly tendered and not withdrawn at the lowest single per share price. If the offer is over-subscribed, IHC will purchase first from shareholders owning fewer than 100 shares and tendering all of such shares at or below the purchase price determined by IHC, and then from all other shareholders tendering at or below such purchase price on a pro rata basis. The tender offer will not be conditioned on any minimum number of shares being tendered.

The tender offer is being commenced today, July 26, 2001 and will expire at 5:00 p.m., Eastern time, on August 23, 2001, unless extended by IHC. Any shareholders who require tender offer materials may contact EquiServe for the offer at the following telephone number: (800) 736-3001.

Neither IHC nor its Board of Directors is making any recommendation to shareholders as to whether to tender or refrain from tendering their shares or as to the purchase price on any tender. Each shareholder must make his or her own decision whether to tender shares and, if so, how many shares and at what price or prices shares should be tendered. IHC has been advised that neither Geneve Corporation nor any of IHC's directors or executive officers (who own in the aggregate 61% of the outstanding shares) intends to tender any shares pursuant to the offer.

THIS PRESS RELEASE IS FOR INFORMATION PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF IHC COMMON STOCK. COMMENCEMENT OF THE PROPOSED TENDER OFFER IS SUBJECT TO, AMONG OTHER THINGS, COMPLETION OF ALL REGULATORY FILINGS. ANY SOLICITATION OF OFFERS TO BUY IHC COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS TO BE SENT BY IHC TO ITS SHAREHOLDERS UPON COMMENCEMENT OF THE PROPOSED OFFER. SHAREHOLDERS SHOULD CAREFULLY READ THOSE MATERIALS WHEN THEY




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BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE
VARIOUS TERMS AND CONDITIONS OF THE OFFER. SHAREHOLDERS WILL BE ABLE TO OBTAIN COPIES OF THE OFFER TO PURCHASE, RELATED MATERIALS AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THROUGH THE COMMISSION'S WEB SITE AT www.sec.gov WITHOUT CHARGE WHEN THESE DOCUMENTS BECOME AVAILABLE. SHAREHOLDERS WILL ALSO BE ABLE TO OBTAIN COPIES OF THE OFFER TO PURCHASE AND RELATED MATERIALS, WITHOUT CHARGE, WHEN AVAILABLE, BY ORAL OR WRITTEN REQUEST TO IHC,
ATTENTION: INVESTOR RELATIONS, 96 CUMMINGS POINT ROAD, STAMFORD, CONNECTICUT 06902 OR BY CALLING (203) 358-8000.

INHO is a holding company engaged principally in the life and health insurance business and the acquisition of blocks of policies through Standard Security Life Insurance Company of New York, and Madison National Life Insurance Company, Inc. Standard Life markets major medical stop-loss, long-term and short-term disability, group life and managed health care products. Madison Life sells group life and disability, credit life and disability and individual life insurance.

Some of the statements included herein may be considered to be forward looking statements which are subject to certain risk and uncertainties. Factors which could cause the actual results to differ materially from those suggested by such statements are described from time to time in IHC's filings with Securities and Exchange Commission.